EXHIBIT 10.18

THIS AGREEMENT made this 8th day of May, 1996, by and between ALBANK, FSB, a stock savings bank, having its principal office at the corner of State and North Pearl Streets, in the City and County of Albany and State of New York (hereinafter called the "Bank"), ALBANK FINANCIAL CORPORATION, a Delaware corporation and the parent corporation of the Bank ("ALBANK") and HERBERT G. CHORBAJIAN (hereinafter called "Executive");

                             WITNESSETH:

WHEREAS, HERBERT G. CHORBAJIAN is the Chairman of the Board, President and Chief Executive Officer of the Bank and ALBANK and has been an executive officer of the Bank since June 1, 1984 and of ALBANK since its incorporation; and

WHEREAS, the Executive participates in the Retirement Plan of Albany Savings Bank, FSB in RSI Retirement Trust (the "Retirement Plan"); and

WHEREAS, pursuant to the terms of the Retirement Plan, the Executive shall be entitled to receive benefit payments upon his retirement from the Bank and ALBANK (the "Retirement Plan Benefits"); and

WHEREAS, the Board of Directors of ALBANK and the Bank have determined that it is in the best interests of ALBANK and the Bank to provide the Executive with supplemental retirement benefit payments (the "Supplemental Payments") in addition to the Retirement Plan Benefits in order to provide the Executive with an appropriate level of retirement income and to enable the Executive to avoid the loss of retirement benefits due to his termination of employment with Norstar Bancorp Inc. ("Norstar Bancorp") and his employment by the Bank by granting the Executive credit for his service with Norstar Bancorp prior to his employment with the Bank; and

WHEREAS, the Executive and the Bank previously executed an agreement, dated June 17, 1985 (the "Prior Supplemental Agreement"), regarding certain supplemental payments to be made to the Executive upon his retirement in order to make up for any reduction in Retirement Plan Benefits by reason of the receipt by the Executive of Social Security benefits or by reason of any changes in the formula for computation of the Retirement Plan Benefits adopted subsequent to the date of the Prior Supplemental Agreement; and

WHEREAS, the Executive, ALBANK and the Bank agree that such Prior
Supplemental Agreement should be superseded and replaced by this Agreement.

NOW, THEREFORE, it is agreed as follows:

1. The Bank agrees to make the Supplemental Payments to the Executive as hereinafter described in Paragraph 2.

2. The Supplemental Payments shall be equal to (a) the amount of benefits which would have been payable to the Executive under the Retirement
Plan if his 14.67 years of service with Norstar Bancorp were taken into account as "Credited Service" (as defined in the Retirement Plan) under the Retirement Plan in the calculation of such amount, minus
(b) the actual amount of Retirement Plan Benefits payable to the Executive under the Retirement Plan, and minus (c) the amount of the deferred vested pension payable to the Executive by Norstar Bancorp under the Norstar Bancorp's Employees' Retirement Plan (and any successor plan thereto), as set forth in the October 15, 1986 letter from Norstar
Bancorp to the Executive, attached hereto as Appendix A. All calculations in the previous sentence shall be made as if each amount were payable in the form of a "Straight Life Annuity" (as defined in the Retirement
Plan). The Supplemental Payments paid hereunder shall be made in the same form of benefit as the form in which the Executive receives his benefits under the Retirement Plan and the amount of such Supplemental Payments actually payable to the Executive hereunder shall be adjusted to be the applicable "Actuarial Equivalent" (as defined in the Retirement Plan and determined using the actuarial assumptions specified in the Retirement Plan) of the amount of the Straight Life Annuity determined in accordance with the first sentence of this Paragraph 2. The Supplemental Payments will be made to the Executive or, in the event of his death, to his beneficiary, from time to time as benefits under the Retirement
Plan become payable.

In no event shall the Supplemental Payments be less than the payments that the Executive would have received under the Prior Supplemental Agreement, provided such payments were calculated only with respect to changes in the formula for computation of retirement benefits (as set forth in the Prior Supplemental Agreement) made prior to the date of this Agreement.

For purposes of this paragraph, the Executive's beneficiary shall be the same person, if any, entitled to receive benefits under the Retirement Plan in the event of the Executive's death.

3. The Executive's rights under this Agreement shall be limited to those of an unsecured general creditor of the Bank and ALBANK, and neither the Bank nor ALBANK shall have any obligation to fund the payments provided for hereunder.

4. The right of the Executive or any person to the payment provided for under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

5. The terms, provisions and conditions of the Agreement shall be binding upon any successor to the Bank or ALBANK, as the case may be, by merger or otherwise. This Agreement may be amended only by a writing signed by each party hereto.

6. Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Bank or ALBANK as an executive or in any other capacity.

7. This Agreement is made and shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

8. Any dispute between the Bank and ALBANK, on the one hand, and the Executive, his designated beneficiary or his estate, on the other hand, as to the proper interpretation or application of any provisions of the Agreement shall be settled by arbitration as follows: One arbitrator shall be selected by each of the disputants and the third by the two so selected, and the decision of a majority of the persons so selected shall be final and binding upon all parties to such dispute upon compliance with the then applicable statute, if any, relating to an agreement to arbitrate disputes.

9. The Bank or ALBANK shall withhold from the Supplemental Payments or otherwise all federal, state, city and other taxes and withholdings that the Bank or ALBANK determines may be required to be withheld pursuant to any applicable law or regulation.

10. This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof, including without limitation the Prior Supplemental Agreement, and constitutes the entire agreement of the parties relating to the subject matter hereof.

11. All payments provided for in this Agreement shall be timely paid from the general funds of the Bank. ALBANK, however, guarantees payment and provision of all amounts due hereunder to the Executive and, if such amounts due from the Bank are not timely paid or provided by the Bank, such amounts shall be paid or provided by ALBANK.

12. This Agreement shall be effective as of January 22, 1996.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal, in duplicate, each of which shall be deemed to be an original for all purposes, all as of the day and year first above written.

ALBANK, FSB                               ALBANK FINANCIAL CORPORATION

By: /s/ Freling H. Smith                  By: /s/ Freling H. Smith
    Title: Sr. Vice President,                Title: Sr. Vice President,
           Corporate Secretary and                   Corporate Secretary and
             General Counsel                           General Counsel

JOHN E. MALOY, SR.                        HERBERT G. CHORBAJIAN
/s/ John E. Maloy, Sr.                    /s/ Herbert G. Chorbajian
Chairman, Human Resources
Committee, ALBANK, FSB